Exhibit 99

Titan Announces Early Settlement Date for Its Tender Offer

QUINCY, Ill. -  June 4, 2010 -  Titan International, Inc. (NYSE: TWI) today announced the early settlement date for its previously announced tender offer to purchase any and all of its outstanding 8% Senior Unsecured Notes due 2012 (the “Senior Notes”).

As of 5:00 p.m., New York City time, on June 3, 2010, the previously announced withdrawal deadline, according to information provided by the tender agent, $46,352,000 principal amount of the Senior Notes, representing 23.9% of the principal amount outstanding, had been validly tendered and not validly withdrawn, all of which had validly been tendered on or before 5:00 p.m., New York City time on May 26, 2010, the previously announced early tender time (the “Early Tender Time”).  Titan has accepted for purchase all such Senior Notes.  Holders of such Senior Notes will receive $1,050 per $1,000 principal amount of the Senior Notes, plus any accrued and unpaid interest up to, but not including, the early settlement date.  The early settlement date for such Senior Notes is expected to be June 7, 2010.

The tender offer expires at 12:00 midnight, New York City time, on June 10, 2010, unless extended (“Expiration Time”).  Holders of Senior Notes that are validly tendered after the Early Tender Time but before the Expiration Time, that have not been validly withdrawn and that are accepted for purchase will receive $1,000 per $1,000 principal amount of the Senior Notes, plus any accrued and unpaid interest up to, but not including, the final settlement date.

The tender offer is subject to the satisfaction or waiver of certain conditions, as more fully described in the offer to purchase and Titan’s press release, dated May 27, 2010.  Titan may amend, extend or terminate the tender offer in its sole discretion.  The complete terms and conditions of the tender offer are set forth in the offer to purchase, related letter of transmittal and press release, dated May 27, 2010, and holders are urged to read such tender offer documents carefully.

The sole dealer manager for the tender offer is Goldman, Sachs & Co.  Questions about the tender offer may be directed to the sole dealer manager at (800) 828-3182 (toll free).  Copies of the offer to purchase and related letter of transmittal may be obtained from Global Bondholder Services Corporation, the information agent for the tender offer, at (866) 470-4300 (toll free).

The tender offer is being made solely by means of the offer to purchase, the related letter of transmittal and the press release, dated May 27, 2010.  Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Senior Notes or any other securities of the company.  No recommendation is made as to whether holders of the Senior Notes should tender their Senior Notes.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009.  The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489